Exhibit 1.2

May 21, 2013
STRICTLY CONFIDENTIAL

Mr. Marc Oczachowski
Chief Executive Officer
EDAP TMS SA
4-6, rue du Dauphine
69120 Vaulx-en-Velin
France

Dear Mr. Oczachowski:

Reference is made to the engagement letter (the “Engagement Letter”), dated May 17, 2013, by and between EDAP TMS SA (the “Company”) and H.C. Wainwright & Co., LLC (“HC Wainwright”), pursuant to which HC Wainwright shall serve as the exclusive placement agent for the Company on a reasonable best efforts basis, in connection with the Placement during the Term.

The Company and HC Wainwright hereby agree to amend the Engagement Letter in order to extend the term of the HC Wainwright Warrants to be exercisable the earlier of (i) the three year anniversary of the Closing Date or (ii) five years from the effective date of the shelf registration statement referred to in Section 1.A of Annex A to the Engagement Letter.  As such, the second sentence of Section A.2 of the Engagement Letter is amended and restated as follows:

“The HC Wainwright Warrants shall have the same terms as the warrants issued to investors (“Investors”) in such Placement, except that, in a Placement of registered securities, the exercise price shall be 125% of the public offering price per share, the HC Wainwright Warrants shall have an exercise period of the lesser of (i) three years from the Closing Date or (ii) five years from the effective date of the shelf registration statement referred to in Section 1.A of Annex A, the HC Wainwright Warrants shall not be transferable, except as permitted by FINRA Rule 5110 and the number of Ordinary Shares underlying the HC Wainwright Warrants shall be reduced if necessary to comply with FINRA rules and regulations.”

Except as expressly set forth above, all of the terms and conditions of the Engagement Letter shall continue in full force and effect after the execution of this agreement and shall not be in any way changed, modified or superseded by the terms set forth herein.  Defined terms used herein but not defined herein shall have the meanings given to such terms in the Engagement Letter.

This agreement may be executed in two or more counterparts and by facsimile or “.pdf” signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

H.C. Wainwright & Co., LLC – 570 Lexington Avenue, New York, New York 10022
212-356-0500 – www.hcwco.com
Member: FINRA, SIPC

IN WITNESS WHEREOF, this agreement is executed as of the date first set forth above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

		By	/S/ MARK W. VIKLUND
Name: Mark W. Viklund
Title: Chief Executive Officer
Accepted and Agreed:

EDAP TMS SA

By	/S/ MARC OCZACHOWSKI
Name: Mr. Marc Oczachowski
Title: Chief Executive Officer

[Signature Page to EDAP Engagement Letter Amendment]

H.C. Wainwright & Co., LLC – 570 Lexington Avenue, New York, New York 10022
212-356-0500 – www.hcwco.com
Member: FINRA, SIPC